--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
             (Exact name of Registrant as specified in its charter)

          NEVADA                                       13-3130236
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                     Identification Number)

                           444 MADISON AVE, SUITE 3203
                            NEW YORK, NEW YORK 10022
                                 (212) 688-3333
               (Address, including zip code, and telephone number
        including area code, of registrant's principal executive offices)

                  DR. GEORGE N. FARIS, CHIEF EXECUTIVE OFFICER
                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                         444 MADISON AVENUE, SUITE 3203
                            NEW YORK, NEW YORK 10022
                                 (212) 688-3333
               (Name , address, including zip code, and telephone
               number, including area code, of agent for service)

        A copy of all communications, including communications sent to the agent for service, should be sent to:

                               CHARLES SNOW, ESQ.
                             SNOW BECKER KRAUSS P.C.
                                605 THIRD AVENUE
                          NEW YORK, NEW YORK 10158-0125
                            TELEPHONE (212) 687-3860
                               FAX (212) 949-7052

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practical after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                                      Proposed                 Proposed
             Title of Shares                    Amount to be          Maximum                  Maximum                Amount of
            to be Registered                      Registered        Offering Price             Aggregate          Registration
                                                                      Per Share             Offering Price              Fee
Common Stock, par value $.08 per share       1,478,347 shares(1)      $3.64 (2)                  $  5,381,183       $ 1,776
========================================   =====================  ====================  =====================  ===================
Common Stock, par value $.08 per share       5,500,000 shares(3)      $4.00                       $22,000,000       $ 6,667* **
========================================   =====================  ====================  =====================  ===================
Common Stock, par value $.08 per share         457,347 shares(3)      $4.00                      $  1,829,388       $   555**
========================================   =====================  ====================  =====================  ===================
Common Stock, par value $.08 per share         386,800 shares(4)    $ 2.475                      $    957,330       $   291* **
========================================   =====================  ====================  =====================  ===================
Class A Warrants to Purchase Common
Stock, par value $.08 per share                193,400  wts. (4)          -    (5)                    -                  -
========================================   =====================  ====================  =====================  ===================
Common Stock, par value $.08, per share        193,400 shares(4)(6)  $4.00                      $    773,600        $   239* **
========================================   =====================  ====================  =====================  ===================
                                                                                    TOTAL REGISTRATION FEE          $ 9,528
                                                                                    NET FEES DUE                    $ 2,331
                                                                                                                    ===========

(1) Consists of 1,078,347 shares issuable upon exercise of warrants (at exercise prices from $.41 to $2.71 per share) and 400,000 shares being offered by selling stockholders.

(2) Pursuant to Rule 457(c), calculated upon the basis of the average of the high and low prices of the Company's Common Stock on the Nasdaq National Market on September 22, 1997.

(3) Issuable upon exercise of outstanding Class A Warrants originally covered by Registration Statement No. 33-70676 on Form S-2 effective on January 13, 1994. A fee of $9,667.97 was paid at the time of filing on October 22, 1994 to cover the fee for the sale of the 5,500,000 shares of Common Stock.

(4) Issuable upon exercise of 193,400 outstanding Underwriters Warrants originally covered by Registration Statement No. 33-70676 on Form
         S-2 effective on January 13, 1994. A fee of $928.13 was paid at the time of filing on October 22, 1994, covering the underwriters warrants (not included in this Registration Statement), 386,800 shares of Common Stock issuable pursuant to such underwriter's warrant (covered by this Registration Statement); and the Class A Warrants and the Common Stock issuable upon exercise of such Class A Warrants issuable pursuant to the underwriters warrant (covered by this Registration Statement).Each warrant entitles the holder to purchase a unit consisting of two shares of Common Stock and one Class A Warrant for $4.95.

(5) Issuable in units for a price of $4.95 per unit, together with two shares of Common Stock pursuant to the underwriter's warrants described in note 3.

(6) Issuable upon exercise of Class A Warrants included in the units issuable upon exercise of the warrants issued to the underwriter referred to in note (3) above.

 * Not payable because such amounts are offset by the previously paid fees described in Notes (2) and (3) pursuant to Rule 429.

This Registration Statement relates to securities previously registered on Form S-2 (33-70676) filed October 22, 1993 and effective January 13, 1994. (Indicated by **.)

                     --------------------------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                     CROSS REFERENCE SHEET SHOWING LOCATION
                          IN PROSPECTUS OF INFORMATION
               REQUIRED BY ITEMS 1 THROUGH 13, PART I OF FORM S-3

                  ITEM AND HEADING                                      LOCATION IN PROSPECTUS

         ------------------------------------------------------- ----------------------------------------------------
1.       Forepart of the Registration Statement and  Outside     Outside Front Cover Page
         Front Cover Page of Prospectus


2.       Inside Front and Outside Back                           Inside Front and Outside
         Cover Pages of Prospectus                               Back Cover Pages of Prospectus;
                                                                 Description of Securities -- Reports to
                                                                 Stockholders


3.       Summary Information, Risk Factors and Ratio of          Prospectus Summary; Risk Factors
         Earnings to Fixed Charges
4.       Use of Proceeds                                         Use of Proceeds
5.       Determination of Offering Price                         Plan of Distribution
6.       Dilution                                                Not Applicable
7.       Selling Security Holders                                Selling Shareholders
8.       Plan of Distribution                                    Plan of Distribution
9.       Description of Securities to be Registered              Description of Securities
10.      Interest of Named Experts and Counsel                   Legal Matters; Experts
11.      Material Changes                                        Not Applicable
12.      Incorporation of Certain Information by Reference       Documents Incorporated By Reference
13.      Disclosure of Commission Position on                    Commission Position on Indemnification for
         Indemnification for Securities Act Liabilities          Securities Act Liability

                SUBJECT TO COMPLETION, DATED SEPTEMBER 26, 1997

                                   PROSPECTUS

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION

                  7,629,094 SHARES COMMON STOCK, PAR VALUE $.08
                     193,400 COMMON STOCK PURCHASE WARRANTS

             This Prospectus has been prepared by American International Petroleum Corporation, a Nevada corporation (the "Company"), to cover the sale of 5,957,347 shares of Common Stock (the "Shares"), issuable upon exercise of 5,957,347 outstanding redeemable Common Stock Purchase Warrants ("Class A Warrants"). Each Class A Warrant is exercisable to purchase one Share until March 1, 1998 at $4.00 per Share. As of July 24, 1997, there were 5,957,347 Class A Warrants issued and outstanding. The Board of Directors has the right to extend the exercise periods and/or reduce the exercise prices. Each Class A Warrant is subject to redemption on 30 days prior written notice, for $.01 per Share in the event the market for the Shares is at least $8.00 per share for 20 consecutive trading days. The Company has the right to designate standby purchasers of all unexercised Class A Warrants at the close of business on redemption. This Prospectus also covers 400,000 outstanding Shares; 1,078,347 Shares issuable upon exercise of outstanding warrants exercisable at prices between $.41 and $2.71 a Share; 193,400 Class A Warrants issuable upon exercise of certain warrants; and the 193,400 shares of Common Stock issuable upon exercise of such Class A Warrants. See "Description of Securities - Warrants" and "Selling Shareholders" for a description of the outstanding Shares being offered hereby. The maximum number of Shares which may be offered or sold hereunder is subject to adjustment in the event of stock splits or dividends, recapitalization and other similar changes affecting the Shares. The Shares are listed on the Nasdaq National Market, and it is anticipated that the Selling Shareholders will offer the Shares for sale at prevailing prices on the Nasdaq National Market (or other market, if the Shares are then trading thereon) on the date of sale. See "Plan of Distribution."

             The Company will receive only the exercise price of the Class A Warrants and other Warrants, if exercised, but will not receive the proceeds of the sale of the Class A Warrants or the Shares issued upon such exercise thereof. The Company will not receive any proceeds from the sale of the outstanding Shares offered hereby. All selling and other expenses incurred by individual Selling Shareholders will be borne by such Selling Shareholders.

             The Shares are traded on the Nasdaq National Market under the symbol "AIPN" and the Class A Warrants under the symbol "AIPNW". On September 22, 1997, the closing price of the Shares and the Class A Warrants as reported on the Nasdaq National Market were $3.69 per share and $1.66 per warrant, respectively.

             SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE COMMON STOCK.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION; NOR HAS THE COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



             No person is authorized to give any information or to make any representations other than those contained in this Prospectus in connection with any offer to sell or sale of the securities to which this Prospectus relates and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the facts herein set forth since the date hereof. This Prospectus does not constitute an offer to sell to or a solicitation of any offer to buy from any person in any state in which any such offer or solicitation would be unlawful.


               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 26, 1997.



INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                              AVAILABLE INFORMATION

             The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60611. Copies can be obtained from the Commission at prescribed rates by writing to the Commission at 450 Fifth Street N.W., Washington, D.C. 20549. The Commission maintains an internet site on the Worldwide Web at www.sec.gov. that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission.


                       DOCUMENTS INCORPORATED BY REFERENCE

                       The Company hereby incorporates by reference the documents listed below:

             (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 ("Form 10-K");

             (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1997 and June 30, 1997 ("Form 10-Q");

             (c) The Company's Current Reports on Form 8-K for January 10, 1997, January 28, 1997, and February 25, 1997.

             (d) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A (File No. 0-14905) filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

             (e) A Registration Statement and Post-Effective Amendments thereto covering the Class A Warrants and the Shares issuable upon exercise thereof effective on January 13, 1994 (File No. 33- 70676).

             All documents subsequently filed by the Company after the date of this Prospectus pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a previously filed document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement herein modifies or supersedes such statement; and any statement contained herein shall be deemed to be modified or superseded to the extent that a statement in any document subsequently filed, which is incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information, unless such exhibits are specifically incorporated by reference into the information which this Prospectus incorporates). Requests for copies of such information should be directed to the Company at 444 Madison Avenue, Suite 3203, New York, New York 10022; Attention: Corporate Secretary.

                               SUMMARY INFORMATION

             American International Petroleum Corporation (the "Company"), was organized on April 1, 1929 under the laws of the State of Nevada under the name Pioneer Mines Operating Company. The Company's name was changed to its current name in 1982. The Company plans to implement the production of asphalt, vacuum gas oil and other products from its Lake Charles, Louisiana refinery in late 1997 by using low-cost, low gravity, high sulphur crudes from Venezuela or Mexico and has recently entered into an agreement to purchase a 70% working interest in a 20,000 square kilometer exploration block in Kazakstan.

RECENT DEVELOPMENTS
             OIL AND GAS EXPLORATION AND PRODUCTION
                   KAZAKSTAN AGREEMENT

             On May 12, 1997, the Company, through its newly organized subsidiary, American International Petroleum Kazakstan ("AIPK"), entered into an agreement with MED Shipping and Trading S.A. ("MED"), a Liberian corporation with offices in Frankfurt, Germany, to buy from MED in exchange for a combination of cash and stock a 70% working interest in a Kazakstan Concession. The Concession is located in about 125 miles from Chevron's multi-billion-barrel Tengiz Oil field near the Caspian Sea, and is bordered to the west by both Oryx/Exxon and Amoco licenses and to the south by an ELF Acquitane license. Preliminary, independent, evaluation indicates potential recoverable reserves from 7 structures in the Concession area could be as much as 1.1 billion barrels from Jurassic Age sandstones, and 9 additional structures have been identified but have not been evaluated.

             The cost of the transaction to the Company was approximately $400,000 in cash, 1.5 million shares of common stock to be held in trust until the market value of the stock reaches $5.00 per share for 5 consecutive trading days, 500,000 shares to be held in trust until the market value of the stock reaches $2.00 per share for 5 consecutive trading days, and 1.2 million shares of common stock.

             The five-year minimum work program required by the License calls for the Company to acquire and process 3,000 kilometers of new seismic data, reprocess 500 kilometers of existing seismic data, and drill 6,000 linear meters. In addition, the Company assumed an obligation to pay the Kazakstan Government three annual payments of $200,000 each beginning July 1998 for the purchase of existing seismic and geological data on the License Area.

                   SALE OF SOUTH AMERICAN OIL AND GAS OPERATIONS

             On February 25, 1997, the Company sold all of the issued and outstanding shares of common stock of its wholly-owned oil exploration and production subsidiaries, American International Petroleum Corporation of Colombia and Pan American International Petroleum Corporation, in an arms length transaction (the "MIP Transaction") to Mercantile International Petroleum Inc. ("MIP").

             REFINERY OPERATIONS

             The Company's wholly-owned subsidiary, American International Refinery, Inc. ("AIRI") is the owner of a refinery in Lake Charles, Louisiana (the "Refinery"). A certain portion of the Refinery, a 30,000 barrel-per-day crude distillation tower (the "Crude Unit") was leased by AIRI to Gold Line Refining Ltd. ("Gold Line"), an independent refiner, from 1990 to March 20, 1997 under a lease agreement (the "Lease Agreement") between AIRI and Gold Line. However, the Lease Agreement has recently been terminated because the Lessee was in default under the terms of the Lease Agreement. The Company filed suit for damages and received a judgment in its favor of $1.5 million, the collectability of which is uncertain.

             With the recent termination of the Lease Agreement on March 20, 1997, the Company now intends to staff and operate the Refinery with its own employees and all operations are to be under the direct control of its management to produce conventional and polymerized asphalt, vacuum gal oil ("VGO"), diesel, and other products. Although the Company's primary focus at the Refinery will be the production of asphalt and VGO, it will also produce smaller quantities of light-end products such as naphtha, diesel and jet kerosene.

             In addition to the manufacturing and sale of asphalt, VGO, diesel, and other products, the Company anticipates utilizing its facility as a toll processing terminal to provide a service to blend and polymerize asphalt for other companies. The Company's VGO would be sold to other refiners nearby as a feedstock for their catalytic cracking units. There is a strong demand for VGO, and the Company recently has had numerous inquiries from local and out-of-state refiners interested in purchasing VGO from the Refinery.

             The Company expects to implement its blending operations in the third quarter 1997 when the first phase of its expansion program is expected to be completed. The production and sale of its own asphalt is expected to be implemented sometime in March or April of 1998.

             The term "Company" or "AIPC" includes AIPC, AIRI and AIPK, unless the context otherwise requires.

                                  THE OFFERING

Securities Offered:      -      5,957,347 Shares issuable upon exercise of outstanding Class A Warrants.
                                The Class A Warrants are exercisable through March 1, 1998 at $4.00 a
                                Share.
                         -      1,078,347 Shares issuable upon exercise of other
                                warrants at various prices between $.41 and
                                $2.71 a Share.
                         -      400,000 outstanding Shares to be sold by the Selling Shareholders.
                         -      193,400 Class A Warrants.

Offering Price: The outstanding Class A Warrants are exercisable at $4.00 per share. The Shares to be sold by Selling Shareholders are expected to be sold from time to time on the Nasdaq National
                                Market at then prevailing prices.

Use of Proceeds:                The proceeds of the Offering estimated at approximately $26,000,000 will be added to working capital and used for general corporate purposes.*

Common Stock
  Outstanding:
Prior to Offering:              43,335,320
After the Offering:*            50,851,214

Class A Warrants
  Outstanding:
Prior to Offering:              5,957,347
After the Offering:*               -0-


*       Assuming all of the Warrants are exercised.

                                  RISK FACTORS

        In addition to considering the other information set forth in, or incorporated by reference into, this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the Company. Statements in this Prospectus include forward looking statements that involve a number of risks and uncertainties. These include the Company's lack of profitability, lack of liquidity, need for additional financing, large amount of outstanding debt, the speculative nature of the oil and gas industry and the other risks detailed from time to time in the Company's SEC Reports.

GENERAL RISKS ASSOCIATED WITH THE OFFERING:

        POSSIBLE VOLATILITY OF SECURITIES PRICES. The market price for the Company's securities following the date hereof may be highly volatile. Factors such as the Company's financial results, financing efforts and various factors affecting the oil and gas industry generally may have a significant impact on the market price of the Company's securities. Additionally, in the last several years, the stock market has experienced a high level of price and volume volatility, and market prices for many companies, particularly small and emerging growth companies, the common stock of which trade in the over-the-counter market, have experienced wide price fluctuations and volatility which have not necessarily been related to the operating performance of such companies themselves. Any such fluctuations, or general economic and market trends, could adversely affect the price of the Company's securities. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In that event, the price of the Company's securities would likely be materially adversely affected.

        INABILITY TO SELL STOCK OR EXERCISE OPTIONS. The Company intends to qualify the sale of the shares offered hereby under the securities ("blue sky") laws of a limited number of states. The Company may decide not to seek or may not be able to obtain qualifications of the sale of such shares of Common Stock in all of the states in which the ultimate purchasers of the Options and underlying Common Stock. Further, a current prospectus covering the shares of Common Stock issuable upon exercise of the Options must be in effect at all times that the Company may accept exercises and before Selling Shareholders may sell any Common Stock. There can be no assurance that the Company will be able to have a prospectus in effect when these holders desire to exercise or sell their securities.

RISKS ASSOCIATED WITH THE COMPANY:

        HISTORICAL CONTINUING LOSSES AND LACK OF LIQUIDITY; GOING CONCERN OPINION. The Company has not generated a net profit during its last five fiscal years, and no assurance can be given that the Company will generate a profit for any subsequent fiscal year. No assurance can be given that the Company will generate sufficient net profits, if any, to repay outstanding indebtedness. In connection with the audit of the Company's financial statements as of December 31, 1995, the Company received a report from Price Waterhouse LLP, certified public accountants, which included a "going concern" comment in its opinion, however, no such comment was included in the opinion of Hein + Associates, Certified Public Accountants, for the financial statements as of December 31, 1996.

        POLITICAL RISKS IN KAZAKSTAN. Although the current political situation in Kazakstan appears to be stable, the Company's operations could be adversely affected by political instability and civil unrest there. Political instability could also change the current operating environment for the Company in Kazakstan through the imposition of restriction of funds, adverse environmental laws and regulations, adverse labor laws, and the like. Any such changes could adversely impact the ability of the Company to conduct business in Kazakstan.

        OUTSTANDING SENIOR DEBT. The Company's senior debt outstanding as of July 18, 1997, is set forth in the following table:

                             Amount                                                                No. of Shares
                           Oustanding      Interest        Due               Conversion            Issuable Upon
Debentures              at July 18, 1997     Rate         Date                 Price                Conversion
----------              ----------------   ---------    --------       ----------------------      ------------
Series G
Debentures                     $75,000        8%        May 1999      75% of the Market Price               (1)
                                                                      at conversion date.

8% Convertible              $6,400,000        8%        August 1999   50% convertible after                 (1)
Debentures                                                            October 6, 1997 and 50%
                             after November 6, 1997
                             at 85% of market price
                             on date of conversion.

Series T                      $292,000        8%         October                N/A                     N/A
Debentures                                                 1997


Total Debentures:           $6,767,000

Notes payable to MGTF
pursuant to loan
agreement dated
December 4, 1990            $2,108,000    Prime + 1%
                            ----------
                                                           --

Total:                      $8,875,000

            (1) Depends upon market price of the Common Stock at date of conversion. At August 15, 1997, the number of shares of Common Stock that holders would have obtained upon the conversion of all convertible Debentures was approximately 3,273,657.

            As part of certain negotiations related to the MIP Transaction, the Company agreed to change the due date of the unpaid balance of a loan agreement with MG Trade finance ("MGTF") (the "Loan Agreement") of $2,108,000 to September 30, 1997 from March 31, 1998. In addition, the Company pledged 1,000,000 shares of MIP common stock (partial consideration the Company received in the MIP Transaction) as additional collateral for the Loan Agreement. The Company expects to pay the balance due on the Loan Agreement on or before the revised due date by margining or selling some of its MIP shares, or with other conventional financing.

            CONTROL BY PRESENT MANAGEMENT; MGTF's Right to Designate Nominees to Board of Directors and Executive Committee. As of September 17, 1997, Officers and Directors of the Company beneficially owned in the aggregate approximately 10.3% of the total number of shares of Common Stock outstanding. The Company has entered into an agreement with MGTF pursuant to which such company has the right to designate two nominees to the Company's Board of Directors and one of such nominees to the Executive Committee of the Board of Directors. The current members of the Company's Board of Directors have agreed, provided MGTF's nominees are reasonably acceptable, to vote for the election of such nominees. MGTF has not designated any nominees to the Board of Directors as of the date hereof. If MGTF designated such directors to the Board of Directors, it would currently control approximately 33% of the Company's Board of Directors. The maximum number of members of the Board of Directors provided by the By-Laws of the Company is ten. The Board of Directors can at any time appoint additional Directors up to the maximum authorized without shareholder approval to serve until the next meeting of shareholders.

            BLANK CHECK PREFERRED STOCK AND CONTROL OF THE COMPANY. The Company's Certificate of Incorporation authorizes the issuance of Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. Although there are no present plans, agreements, commitments or undertakings with respect to the Company's issuance of any shares of Preferred Stock, any such issuances may be deemed to be an anti-takeover device which could be utilized as a method of discouraging, delaying or preventing a change in control of the Company or to dilute the public ownership of the Company and give clear control of the Company to current Management, and there can be no assurance that the Company will not issue such shares.

            ADVERSE EFFECT OF POTENTIAL FUTURE SALES OF COMMON STOCK UNDER RULE 144 OR THIS REGISTRATION STATEMENT. Of the Company's 43,335,320 issued and outstanding shares of Common Stock as of September 17, 1997, approximately 4,067,602 shares are "restricted securities" (not including the shares being registered hereby) as that term is defined under Rule 144 under the Securities Act. In addition, 7,515,844 are being registered hereby for resale under the Securities Act. The Company is unable to predict the effect that sales made pursuant to this Registration Statement, Rule 144 or otherwise may have on the then existing market price of the Company's securities. The possibility exists that the sale of any of these Securities, or even the potential of such sales, may have a depressive effect on the price of the Company's securities in any public trading market. This could impair the Company's ability to raise additional equity capital. See "Voting Securities" in the Company's 1996 Proxy Statement.

            SHARES OUTSTANDING; SHARES ELIGIBLE FOR FUTURE SALE. The Company has 100,000,000 authorized shares of Common Stock, of which 43,335,320 were issued and outstanding as of September 17, 1997. In the event all of the issued and outstanding options and warrants are exercised and all outstanding convertible debentures are converted pursuant to their terms, approximately 54,328,714 shares of Common Stock would be outstanding as of the date of this filing. Management will have broad discretion with respect to the issuance of the remaining authorized but unissued shares, including discretion to issue such shares in compensatory and acquisition transactions. In the event that the Company seeks to procure additional financing through the sale and issuance of its securities, or in the event that current warrantholders, optionholders or debentureholders exercise or convert their securities into shares of Common Stock, the then current shareholders of the Company may suffer immediate and substantial dilution in their percentage ownership of shares of the Common Stock. In addition, the future issuance of shares below the then current market price of the Common Stock may have a depressive effect in the future market price of the Common Stock, although such market price is subject to numerous factors, many of which are beyond the Company's control, including general economic business conditions and the then current economic condition of the oil and gas industry.

            PROCUREMENT AND RETENTION OF KEY PERSONNEL; DEPENDENCE ON KEY PERSONNEL. The success of the Company is dependent upon the efforts, abilities and expertise of its Chief Executive Officer, George N. Faris, as well the Company's Chief Financial Officer, Denis J. Fitzpatrick. The Company has entered into an employment agreement with Dr. Faris. Each of these officers intends to devote substantially all of his business time to the Company's affairs. The Company's future success is also dependent, in part, on the ability of the Company to attract and retain qualified personnel. No assurance can be given, however, that the Company will be able to attract qualified individuals, and if hired, that the Company would be able to retain such persons in its employ. As compared to other publicly traded oil and gas companies, the Company has fewer resources to attract and/or retain key personnel, and the Company does not have the depth of managerial employees to rely upon in the event of the loss of any single employee. Accordingly, the loss of any key employee could have a material adverse affect on the operation of the Company's business and may have greater adverse consequences to the Company than to other publicly traded oil and gas companies. The Company maintains a $2,000,000 key man life insurance policy on the life of its Chief Executive Officer, Dr. George N. Faris.

            CONTINUED LISTING REQUIREMENTS FOR NASDAQ SECURITIES. The Company's securities are traded on the Nasdaq National Market System ("Nasdaq-NMS"), but there can be no assurance that the Company will meet the maintenance criteria for the continued listing of its securities on Nasdaq-NMS. Continued listing on Nasdaq-NMS requires, among other criteria, a company to have tangible assets of at least $4,000,000 and that the listed security(s) (other than those owned by directors, officers, and other beneficial owners of more than 10% of such securities) have a market value of at least $5,000,000 and a minimum bid price of $1.00. Although the Company currently satisfies Nasdaq-NMS maintenance criteria, there can be no assurance that it will continue to do so. If in the future the Company is unable to satisfy Nasdaq-NMS criteria for continued listing of its securities, they may be delisted therefrom. In that event, the Company would seek to have its securities listed on The Nasdaq Small Cap Market or other securities exchange, subject to the Company's ability to satisfy the eligibility criteria for listing. If the Company were unable to obtain any such listing, trading, if any, in the Company's securities would thereafter have to be conducted in the OTC "Bulletin Board." As a result, an investor might find it more difficult to dispose of the Common Stock due to the reduced visibility of the Company on the market.

            DISCLOSURE RELATING TO LOW-PRICED STOCKS; Restrictions on Resales of Low-Priced Stocks and Restrictions on Broker-Dealer Sales. The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules, particularly Rule 15g-9, require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. Bid and offer quotations, and the broker dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

            If the Common Stock were no longer traded on Nasdaq, the Common Stock, depending on its market price, would be subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this offering may find it more difficult to sell the Company's securities. At present, the Company's securities do not come within the definitional scope of these regulations.

            SPECULATIVE NATURE OF OPTIONS AND WARRANTS. As of September 17, 1997, the Company had outstanding an aggregate of 9,252,786 Warrants, of which 5,957,347 are exercisable until March 1, 1998 at $4.00 per share, and 3,295,439 are exercisable from March 31, 1998 to June 6, 2002 at various prices between $.41 to $2.71 per share. The Company also had outstanding options to purchase an aggregate of 3,477,500 shares of Common Stock exercisable for up to four years ending in December 31, 1999, 1,902,500 and 1,525,000 at an exercise price of $.50 and $1.05 per share respectively. Options and warrants are generally more speculative than Common Stock issuable on the exercise thereof. During the term of the options and warrants, the holders thereof are given the opportunity to profit from a rise in the market price of the Company's Common Stock, subject, in certain cases, to the Company's right of redemption. Historically, the percentage increase or decrease in the market price of an option or warrant has tended to be greater than the percentage increase or decrease in the market price of the underlying common shares. The holders of options and warrants would be most likely to exercise them and purchase the Company's Common Stock at a time when the Company could obtain capital by a new offering of securities on terms more favorable than those provided by the options and warrants. Consequently, the terms on which the Company could obtain additional capital during such period may be adversely affected.

            IRS EXCISE TAX CLAIM. In May 1992, AIRI was advised by the Internal Revenue Service ("IRS") that the IRS was considering an assessment of excise taxes, penalties and interest of approximately $3,500,000 related to the sale of fuel products during 1989. The IRS claims that AIRI failed to comply with an administrative procedure that required sellers and buyers in tax-free transactions to obtain certification from the IRS. The Company believes that AIRI complied with the substance of the existing requirements and that such sales were either tax-free or such excise taxes were paid by the end-users of such products. AIRI has offered to negotiate a settlement of this matter with IRS Appeals since early 1993. Such negotiations included face-to-face meetings, numerous phone calls and written transmittals and several offers of settlement by both the Company and the IRS. During these negotiations, the IRS Appeals officers offered to waive all of the penalties and 75% of the amount of the proposed tax liability. However, AIRI rejected this offer and requested the IRS' National Office to provide technical advice to its Appeals officers. After numerous conferences and discussions with the National Office in 1995, the National Office issued an adverse Technical Advice Memorandum ("TAM") to its Appeals Office in Dallas, Texas, to the effect that AIRI should be liable for the tax on the sale of diesel fuel for the first three quarters of 1989. However, even in light of the findings of the TAM, the IRS Appeals officer has indicated to AIRI that the IRS still wants to negotiate a settlement. As a result, AIRI is having ongoing discussions with the IRS regarding the situation. Depending upon the results of these discussions, the Company will decide whether to litigate or settle this situation. Regardless of whether the Company decides to litigate or settle, it believes it will incur some form of liability, either in legal expenses or payments to the IRS, or some combination of both. Consequently, it has provided an allowance of $1,100,000 for this potential incurrence of expenditures, although at this time, the Company is unable to determine exactly what liability may arise from this assessment.

RISKS ASSOCIATED WITH THE OIL AND GAS INDUSTRY:

            RISK OF CAPITAL LOSSES DUE TO SPECULATIVE NATURE OF OIL AND GAS INDUSTRY. Oil and gas exploration is extremely speculative, involving a high degree of risk. Even if reserves are found as a result of drilling, profitable production from reserves cannot be assured. No assurance can be given that any wells the Company may drill will recover oil or gas reserves, or in the event reserves are found, that favorable market conditions would exist to recover the costs of drilling or to realize profits. There is also no assurance that the Company's current financial condition and available cash resources will enable the Company to drill offset wells. There can be no assurance that the drilling of any new prospects actually will occur or will be profitable. There is also no assurance that wells will produce oil or gas in sufficient amounts to yield profits or even to return the Company's drilling costs.

            EXPOSURE TO LOSSES FROM DRILLING AND OTHER HAZARDS. Unusual or unexpected formation pressures, down-hole fires or other hazardous conditions may be encountered in drilling oil and gas wells and in the refining of oil. If such hazards are encountered, completion of wells may be substantially delayed and the costs significantly increased. Even though a well is completed and is found to be productive, water or other deleterious substances may be encountered, which may impair or prevent production of oil or gas, and which may adversely affect the Company's operations. In addition, floods and adverse weather conditions hinder or delay feedstock and product movements at the Refinery and drilling and production operations, as can labor disputes, work stoppages, shortages of equipment and materials or the unavailability of oil barges and drilling rigs.

            ENVIRONMENTAL HAZARDS. The Company's operations are subject to all of the environmental risks normally incident to oil and gas exploratory, drilling, and refining activities, including, but not limited to, blowouts, pollution and fires. Any of these occurrences could result in environmental damage or destruction, including the discharge of hazardous materials into the environment. Although the Company maintains comprehensive and general liability coverage as is customary in the oil and gas industry, and coverage against certain risks, the Company is not fully covered for damages incurred as a consequence of environmental mishaps. Furthermore, to the extent covered, no assurance can be given that any such coverage would be adequate protection in the event of an environmental problem. Accordingly, no assurance can be given that the Company's operations would not be severely impeded in the event of an environmental mishap or problem.

            POTENTIAL COST INCREASES AND DELAYS DUE TO POSSIBLE SHORTAGES OF PERSONNEL AND DRILLING EQUIPMENT. It is possible that field personnel, drilling rigs, pipes, casing, or other tubular goods will not be available when needed for the drilling, completion or operation of the Company's prospects and wells. This possibility could result in drilling or completion delays and, in some instances, result in additional costs beyond normal drilling and completion costs, which could have a material adverse effect on the Company.

            INTENSE COMPETITION AND UNCERTAIN MARKETS. The oil and gas industry, including petroleum refining and asphalt manufacturing, is highly competitive. Many companies, most of which have greater experience and financial resources than the Company, are likely to compete with the Company for producing properties and with the Refinery for needed oil supplies. There can be no assurance that a market will be available for all the oil and gas produced by wells in which the Company owns an interest, for oil refined by the Company at the Refinery or asphalt and other products produced from the VDU. The Company's success is dependent not only on the productivity of the producing properties and the ultimate sale of said production, but also on (i) the market prices for oil and gas, which are highly unstable, (ii) operating costs incurred in producing the oil and/or gas, (iii) transportation costs, (iv) the cost of crude oil feedstocks, (v) the market demand for asphalt and vacuum gas oil, and (iv) other factors which may be beyond the control of the Company.

            ENERGY MARKET SUBJECT TO FLUCTUATION. Revenues generated by the Company's oil and gas operations and the carrying value of its oil and gas properties are highly dependent on the prices for oil and natural gas. The price which the Company receives for its oil is dependent upon numerous factors beyond the control of the Company's Management, the exact effect of which cannot be predicted. These factors include, but are not limited to, (i) the quantity and quality of the oil or gas produced, (ii) the overall supply of domestic and foreign oil or gas from currently producing and subsequently discovered fields,
(iii) the extent of importation of foreign oil or gas, (iv) the marketing and competitive position of other fuels, including alternative fuels, as well as other sources of energy, (v) the proximity, capacity and cost of oil or gas pipelines and other facilities for the transportation of oil or gas, (vi) the regulation of allowable production by governmental authorities, (vii) the regulations of the Federal Energy Regulatory Commission governing the transportation and marketing of oil and gas, and (viii) international political developments, including nationalization of oil wells and political unrest or upheaval the various areas of the world in which the Company has an interest or plans to conduct operations. All of the aforementioned factors, coupled with the Company's ability or inability to engage in effective marketing strategies, may affect the supply or demand for the Company's oil or gas and, thus, the price attainable therefor. During the fourth quarter 1994, the Company recorded a $6,904,000 provision for reduction of oil and gas assets primarily as a result of the decrease in oil prices.

            In addition, the foregoing factors may affect the price of refined products that the Company's Refinery may produce, and accordingly, may affect the profitability of the Refinery.

            FEDERAL AND STATE LEGISLATION MAY LIMIT REVENUES OR INCREASE COSTS. The oil and gas industry is subject to Federal, state, and local governmental regulations. These jurisdictions are empowered to enact legislation or regulations to limit the rates at which oil and gas are produced and to impose taxes on oil and gas when sold. Since energy policies are uncertain, no prediction can be made as to the ultimate effect of any such governmental policies and controls upon the Company.

            INABILITY OF THE COMPANY TO FULLY INSURE POTENTIAL CASUALTY LOSSES OR POSSIBLE LIABILITIES TO OTHERS. The Company has general liability insurance, property insurance, and workmen's compensation insurance. Under the terms of such policies, the Company is insured against covered casualty damages to its property and liabilities to others for negligence and other matters. There is a risk, however, that the Company may not be insured against all losses or liabilities which arise from the hazards inherent in the oil and gas industry, either because insurance protecting against such losses or liabilities is unavailable or because damages may exceed the amount of coverage obtained, or because the Company has elected not to purchase such coverage. In the event the Company incurs uninsured losses or liabilities, the Company will have to bear fully such losses directly, and its properties and assets may be exposed to forfeiture.

                                 USE OF PROCEEDS

            The Company will receive only the proceeds from the exercise of the Class A Warrants and other Warrants. Such proceeds, which could amount to approximately $26 million if all of the Class A Warrants and other Warrants were exercised, will be added to working capital to be used for general corporate purposes.


                              SELLING SHAREHOLDERS



            The table below sets forth with respect to each Selling Shareholder, based upon information available to the Company as of September 17, 1997, the number of shares of Common Stock and Class A Warrants beneficially owned before and after the sale of the shares and Class A Warrants offered hereby; the number of shares and/or Class A Warrants to be sold; and the percent of the outstanding shares of Common Stock owned before and after the sale of the Common Stock and Class A Warrants offered hereby. The Selling Shareholders named below may resell all, a portion or none of such shares or Class A Warrants from time to time. Each Selling Shareholder's relationship to the Company, if any, is set forth in a footnote to the table.

                              SELLING SHAREHOLDERS

                                                                                                                Percentage
                                                     Number of                                              Common Stock Owned
                                                      Shares of        Number of          Number of      ------------------------
                                                    Common Stock       Warrants             Shares         Before       After
                       NAME                            Owned(1)         Owned(2)          to be Sold       Offering(4)  Offering
Gloria L. Bauman                                          -0-           10,000              10,000             *          -
Global Funding Group                                      -0-           60,000              60,000             *          -
Richard W. Cohen                                          -0-           58,020(3)          174,060             *          -
Jessy Dirks                                               -0-           38,680(3)          116,040             *          -
Walter P. Fitzgerald                                      -0-           58,020(3)          174,060             *          -
Dan and Estelle Jacobson                              280,000           10,000              10,000             *          *
Michael J. Knight                                      20,000           10,000              10,000             *          *
LKB Financial LLC                                         -0-          260,000             260,000             *          *
MG Trade Finance Corp.                                130,000          150,000             150,000             *          -
Millenium Holdings Group, Inc.                        250,000              -0-             250,000             *          -
Portfolio Investment Strategies Corp.                     -0-           30,000              30,000             *          -
Robert A. Schneider                                       -0-           38,680(3)          116,040             *          -
Snow Becker Krauss P.C.                               589,205(5)           -0-             150,000         1.1%           *
Wall Street Consultants, Inc.                             -0-          161,547             161,547             *          -
                                              ---------------    ------------------   ------------------  ------------   ---
            TOTAL                                   1,269,205          884,947           1,671,747
                                                    =========         =========          =========


* Less than 1% of the outstanding Common Stock of the Company.

(1) Unless otherwise noted, the Company believes that all persons named in the table have sole investment power with respect to all Shares beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants.

(2) Issuable under the terms of outstanding options exercisable between $.41 and $2.71 per share of Common Stock.

(3) Issuable pursuant to underwriter's warrants issued in March 1994 covering, in the aggregate, 193,400 units each exercisable to purchase for 4.95 per unit, two shares of Common Stock and one Class A Warrant exercisable to purchase one share of Common Stock at $4.00 a share.

(4) Based on 54,328,714 shares of Common Stock outstanding (assuming full exercise of Class A Warrants and other warrants).

(5) Includes 439,205 shares of Common Stock owned by an investment partnership affiliated with Snow Becker Krauss P.C.

                              PLAN OF DISTRIBUTION

      The Class A Warrants and/or other Warrants (together, the "Securities") are being sold by the Selling Shareholders for their own accounts. The Selling Shareholders may, in one or more transactions on Nasdaq (or any successor stock exchange), in negotiated transactions or in a combination of such methods of sale, sell Class A Warrants or the Shares, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Securities to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Securities for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions). The Selling Shareholders and any broker-dealers that participate in the distribution of the Securities may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Securities sold by them may be deemed to be underwriting discounts and commissions under the Securities Act. All selling and other expenses incurred by individual Selling Shareholders will be borne by such Selling Shareholders.

      There can be no assurance that any of the Selling Shareholders will sell any or all of the Shares of Common Stock offered by them hereunder or that any of the holders of the Class A Warrants or other Warrants will exercise them. At present, the exercise price of the Class A Warrants exceeds the market price for the Common Stock on the Nasdaq National Market.


                            DESCRIPTION OF SECURITIES

AUTHORIZED STOCK

      The authorized capital stock of the Company consists of 7,000,000 shares of Preferred Stock, $3.00 par value per share, and 100,000,000 shares of Common Stock, $.08 par value per share.

      Each share of Common Stock is entitled to one vote per outstanding share held on each matter submitted to a vote at a meeting of shareholders. Each shareholder may exercise such vote either in person or by proxy. Shareholders are not entitled to cumulate their votes for the election of Directors. There are no preemptive or other preferential rights to purchase additional shares of Common Stock. Upon liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to receive, pro rata, the assets of the Company which are legally available for distribution to shareholders subject to the prior rights on liquidation of creditors and the holders of shares of Preferred Stock, if any. All of the issued and outstanding shares of Common Stock are fully paid and non-assessable.

      The Company's Articles of Incorporation, as amended, provide in accordance with Nevada law that the officers and Directors of the Company shall not be personally liable to the Company or its shareholders for damages for breach of a fiduciary duty as a Director or Officer. It is the position of the staff of the Securities and Exchange Commission that the limitation on personal liability does not apply to violations of Federal securities laws. Moreover, such limitation is unapplicable to acts or omissions which involve intentional misconduct, fraud, knowing violations of the law, or unlawful payment of dividends prohibited by the Nevada Revised Statutes. In addition, the Company's Articles of Incorporation, as amended, do not limit the availability of non-monetary relief.

CLASS A WARRANT

      Each Class A Warrant entitles the holder thereof to purchase one share of the Company's Common Stock through March 1, 1998 at an exercise price of $4.00.

      The Class A Warrants may be redeemed by the Company at any time prior to March 1, 1998 upon 15 days prior written notice, at a price of $.01 per Class A Warrant, provided that the average clsoing price of the Company's Common Stock shall have been at least $8.00 per share (200% of the exercise price of the Class A Warrants) for the 20 consecutive trading days prior to the notice of redemption and the Company has a current prospectus to permit exercise of the Class A Warrants.

      The Class A Warrants contain certain provisions that protect the holders thereof against dilution. The exercise price and the number of shares of Common Stock or other securities issuable upon exercise of the Class A Warrants are subject to, dividends (excluding cash dividends), splits, reclassifications, recapitalizations, reorganizations, mergers or consolidations of the Company.

      The Class A Warrants may be exercised upon surrender of the Class A Warrant certificate on or prior to the expiration form on the reverse side of the Class A Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by check payable to the Company) for the number of Class A Warrants being exercised. The Warrantholders do not have the right or privileges of holders of Common Stock.

TRANSFER AGENT

      The Company's transfer agent for its shares of Common Stock is Oxford Registrar & Transfer Agency Inc. ("Oxford"), 317 S.W. Alder, Suite 1120, Portland, Oregon 97204.

DIVIDENDS

      The Company has not paid any cash dividends on its Common Stock. The present policy of the Board of Directors is to retain earnings to finance the operations and development of the Company's business. Accordingly, it is anticipated that no cash dividends will be paid in the foreseeable future.


                                  LEGAL MATTERS

      The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Snow Becker Krauss P.C., a selling stockholder covered by this Prospectus, and an affiliated investment partnership, hold 589,205 shares of Common Stock, all of which was issued to it in exchange for legal fees and disbursements.

                                     EXPERTS

      The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of American International Petroleum Corporation for the year ended December 31, 1996, have been so incorporated in reliance upon the report of Hein & Associates LLP, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing for the year. The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of American International Petroleum Corporation for the two years ending December 31, 1995, have been so incorporated in reliance upon the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in Notes 2 and 11 to the financial statements) of Price Waterhouse LLP, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing for the year.


            COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


              The expenses in connection with the issuance and distribution of the securities being registered hereunder are set forth below* and will be borne by the Registrant:


Securities and Exchange Commission registration fee ..................   $2,331
Blue sky fees and expenses ...........................................    1,500
Legal fees and expenses (other than Blue Sky fees and expenses) ......   15,000
Accounting fees.......................................................    7,500
Miscellaneous.........................................................   $3,669
                                                                         ------
              Total...................................................  $30,000
                                                                         ======
----------------
*All amounts except the registration fees are estimated.

ITEM 15.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

             Under Section 78.751 of the Nevada Corporation Law ("NCL"), directors and officers may be indemnified against judgments, fines and amounts paid in settlement and reasonable expenses (including attorneys' fees), actually and reasonably incurred as a result of specified actions or proceedings (including appeals), whether civil or criminal (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and for a purpose which they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of such an action (including appeals), except in respect of a claim, issue or matter as to which such person shall have been finally adjudged to be liable to the corporation, unless and only to the extent a court of competent jurisdiction deems proper.

             In accordance with Section 78.037(1) of the NCL, Article VIII of the Company's Certificate of Incorporation, as amended, eliminates the personal liability of the Company's directors to the Company or its shareholders for monetary damages for breach of their fiduciary duties as directors, with certain limited exceptions set forth in said Article VIII and Section 78.037(1).

             Article VII of the Company's Bylaws provides for indemnification of directors, officers and others as follows:

                     "On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees of any such action or proceeding, or any appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding.

                     On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding."

             The Company maintains insurance, at its expense, to reimburse itself and directors and officers of the Company and of its direct and indirect subsidiaries against any expense, liability or loss arising out of indemnification claims against directors and officers and to the extent otherwise permitted under the NCL.

             Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.     EXHIBITS

EXHIBIT NO.  DESCRIPTION

     4.1      Class A Warrant Agreement

     5.1      Opinion of Snow Becker Krauss P.C.

    23.1      Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1).

    23.2      Consent of Price Waterhouse LLP.

    23.3      Consent of Hein & Associates LLP.

    24.1      Powers of Attorney  (included on the signature page of this
               Registration Statement)


ITEM 17.        UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (a)(l) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (a)(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (a)(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 25, 1997.

                                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION


                                       By:      /s/ Dr. George N. Faris
                                                    Dr. George N. Faris
                                                    Chief Executive Officer


                                POWER OF ATTORNEY

   Each of the undersigned hereby authorizes George N. Faris and/or Denis J. Fitzpatrick as his attorneys-in-fact to execute in the names of each such person and to file such amendments (including post-effective amendments) to this registration statement as the Registrant deems appropriate and appoints such persons as attorneys-in-fact to sign on his behalf individually and in each capacity stated below and to file all amendments, exhibits, supplements and post-effective amendments to this registration statement.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on September 25, 1997 in the capacities stated.

      Signature                                                  Title

/s/ George N. Faris
    George N. Faris                            Chief Executive Officer and Chairman of the Board of Directors
                                               (principal executive officer)
/s/ Denis J. Fitzpatrick
    Denis J. Fitzpatrick                       Vice President, Chief Financial Officer and Secretary
                                               (principal financial and accounting officer)

/s/ Donald G. Rynne
    Donald G. Rynne                            Director

/s/ Daniel Y. Kim                              Director
    Daniel Y. Kim

/s/ William R. Smart                           Director
    William R. Smart


                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 25, 1997.


                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION

                                          By:
                                               Dr. George N. Faris
                                               Chief Executive Officer

                                POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints George
N. Faris and/or Denis J. Fitzpatrick, his true and lawful attorney-in-fact and agent, with power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 25, 1997.

      Signature                                                  Title


George N. Faris                                Chief Executive Officer and Chairman of the Board of Directors
                                               (principal executive officer)

Denis J. Fitzpatrick                           Vice President, Chief Financial Officer and Secretary
                                               (principal financial and accounting officer)

Donald G. Rynne                                Director

                                               Director
Daniel Y. Kim

                                               Director
William R. Smart


                                  EXHIBIT INDEX


Exhibit No.         Description

     4.1       Class A Warrant Agreement*

     5.1       Opinion of Snow Becker Krauss P.C.

     5.2       Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1)

    23.1       Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1).

    23.2       Consent of Price Waterhouse LLP.

    23.3       Consent of Hein + Associates LLP.

    24.1       Powers of Attorney  (included on the signature page of this
                Registration Statement)


* Incorporated by reference to a Registration Statement effective on January 13, 1994 (File No. 33-70676).